SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

Exact Name of Registration as Specified in Charter:

MailTec, Inc.

State of Other Jurisdiction of Incorporation:	Nevada

Commission File Number:	333-127347

IRS Employer Identification Number:	20-0754724

Address and Telephone Number of Principle Executive Offices:

4774 Holladay; Holladay, UT 84124

(801) 274-2220

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 14, 2008, MailTec, Inc. (“the Company”) completed the acquisition of ProVision Interactive Technologies, Inc. (“ProVision”). The acquisition was consummated pursuant to an agreement entered into as of February 14, 2008. Whereby the Company agreed to merge the Company’s newly-created wholly-owned subsidiary, ProVision Merger Corp., a Nevada corporation, with and into ProVision, with Provision being the surviving entity as the Company’s wholly-owned subsidiary. Under the terms of the merger agreement, the Company issued approximately 20,879,348 shares of its common stock to the stockholders of ProVision. Concurrently with the merger, the Company issued approximately 3,178,888 shares in conversion of outstanding debt. Accordingly, the Company now has approximately 24,126,436 shares issued and outstanding.

Item 5.01 Changes in Control of the Registration

On February 14, 2008, there was a change in the effective control of MailTec. On that date, pursuant to the Company’s Agreement and Plan of Merger (“the Merger Agreement”) among the Company, the Company’s then subsidiary, ProVision Merger Corp., a Nevada corporation, and ProVision, the Company acquired all of the issued and outstanding shares of Provision for approximately 20,879,348 shares of the Company’s common stock. Of those shares, 6,725,200 shares have been issued to Curt Thornton, President and Chief Executive Officer of both ProVision and, now, the Company. Consequently Mr. Thornton owns 27% of the issued and outstanding shares of the Company’s common stock. Furthermore, the Board of Directors appointed Mr. Thornton a director and the President and Chief Executive Officer of the Company effective February 22, 2008. The Company’s President, Jeff A. Hanks, has agreed to resign as a director of the Company upon its compliance with SEC Rule 14f-1.

Item 5.06	Change in Shell Company Status

On February 14, 2008, the Company’s Board of Directors approved the Agreement and Plan of Merger, which was executed and closed effective February 14, 2008. The Company’s acquisition of ProVision was accomplished through the merger of its wholly owned subsidiary ProVision Merger Corp, a Nevada corporation, with and into the ProVision, with ProVision being the survivor of the merger. Under the agreement, approximately 20,879,348 shares were issued to the ProVision’s shareholders, including holders of indebtedness of ProVision convertible into shares of common stock upon completion of the transaction. The parties also agreed that a major shareholder. who owned 372,500 shares of the Company’s common stock prior to the completion of the acquisition, would return approximately 357,462 shares of common stock to the Company for cancellation. Upon completion of the merger and the issuance of shares of the Company’s common stock to all person entitled to them, the Company now has approximately 24,126,436 shares issued and outstanding, of which 86% are held by the former shareholders of ProVision. The Merger Agreement provides that the merger was consummated February 14, 2008. Post-closing actions includes subsequent filing the Articles of Merger with the California Department of California and Nevada.

As a result of the transaction, all shares of ProVision capital stock are owned beenficially and of record by the Company. All persons who were stockholders of ProVision immediately prior to the closing ceased to have any rights with respect to such stock, except the right to receive shares of the Company’s common stock as described above.

All costs and expenses in connection with the transaction will be paid by the party incurring these costs and expenses. The Company estimates that the total costs and expenses that it will pay in connection with the transaction will be approximately $25,000, which consists of professional fees, printing and mailing costs, filing fees and other miscellaneous expenses. ProVision will pay all costs and expenses that it incurred in connection with the transaction.

Item 9.01 Financial Statements and Exhibits

(a)	Pro Forma Financial Information
See Exhibit 99.2

(b)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by, between and among MailTec, Inc. ProVision Merger Corp., and ProVision Interactive Technologies, Inc.

99.2	Unaudited pro forma combined financial statements of MailTec, Inc., and ProVision Interactive Technologies, Inc.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, including all statements regarding the consummation of the acquisition of assets, may be considered “forward-looking statements,” which term is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could case actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2008	MailTec, Inc.

/s/ Jeff A. Hanks
President and Director